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                                                               EXHIBIT 99.1

FRIDAY, NOVEMBER 14, 7:00 AM EASTERN TIME
COMPANY PRESS RELEASE

              PREMIERE TECHNOLOGIES SIGNS AGREEMENT WITH XPEDITE
                          AND DOUBLES SIZE OF COMPANY


                 PREMIERE MAKES BIG MOVE TO BECOME FULL SERVICE
              GLOBAL PROVIDER OF PERSONAL COMMUNICATIONS SERVICES


Atlanta, Nov. 14/PRNewswiere/--Premiere Technologies, Inc. (Nasdaq: PTEK) today announced that it has signed definitive agreements to acquire Xpedite Systems, Inc.(Nasdaq: XPED) for $34 a share in a stock-for-stock merger qualifying as a "pooling of interests" for accounting purposes and as a tax-free reorganization. The transaction is accretive. Combined sales on an annualized basis for Premiere including Xpedite are expected to exceed $400 million, doubling the size of Premiere for the second time this year. The merger is expected to close in the first quarter of 1998.

"This is a fantastic opportunity and another landmark acquisition for Premiere," said Boland T. Jones, Chairman and CEO of Premiere Technologies. "As we continue to pursue our goal to become the dominant provider of personal communications services, we are committed to filling in our lines of business with market leaders such as Xpedite."

The combination of Xpedite and Premiere will produce a network with points of presence in over 35 countries worldwide. The opportunities to achieve significant long-term synergies stem from Xpedite's robust sales and marketing organization. The two companies combined will have multiple distribution channels and a direct sales force of over 550 people located on four continents.

"We are very excited about the opportunities that will be created with the integration of our enhanced faxing technology with Premiere's platform. The additional personal communications services provided by Premiere will add tremendous value to the services we offer our client base. Integrating our respective core competencies, technologies, and geographic reach, will create the first fully integrated worldwide personal communications provider," said Roy
B. Andersen, Jr., President and Chief Executive Officer of Xpedite. In connection with the merger, Mr. Andersen is expected to join Premiere's corporate board.

Jones added, "Xpedite is the crown jewel of the enhanced fax industry.
Xpedite's scaleable and innovative fax engine is one of the world's largest output mechanisms for moving information via fax. Like the Voice-Tel acquisition, which allowed us to quickly dominate the voice messaging line of personal communications services, this acquisition will immediately afford Premiere a similar opportunity in the enhanced fax services industry. We are fortunate to have been able to attract a merger partner like Xpedite--a
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market leader with a solid infrastructure and superior management team.  We look forward to working with our new colleagues."

"The Xpedite acquisition is another manifestation of the business strategy we have been articulating for some time," concluded Mr. Jones. "Each of our lines of business represents its own multi-billion dollar industry opportunity. We plan to continue to grow not only by internal means but also through strategic acquisitions, such as this one, that enable us to consolidate strong players under the Premiere Technologies umbrella. Our ultimate goal is to be able to offer all of our personal communications services on a totally integrated basis, with each of them being equally accessible by telephone and PC anywhere in the world, anytime."

Under the terms of the definitive agreement, shares of Xpedite Common Stock would be converted into a number of shares of Premiere's Common Stock equal to $34 divided by the average trading price of Premiere Common Stock prior to closing, with a maximum exchange ratio of 1.25 shares of Premiere Common Stock for each Xpedite share and a minimum exchange ratio of 0.867 shares of Premiere Common Stock for each Xpedite share. The merger may be terminated under certain circumstances by the Board of Directors of Xpedite if the average trading price of Premiere Common Stock is less than $24 per share. Consummation of the merger would be conditioned on, among other things, approval of the shareholders of both Xpedite and Premiere; consummation of Xpedite's pending acquisition of Xpedite Systems, Limited, its United Kingdom affiliate, pursuant to the terms of the existing purchase agreement; and compliance with the applicable anti-trust notification requirements.

Concurrently with the execution of the definitive agreement, certain stockholders of Xpedite, who collectively beneficially own more than 35% of the outstanding shares of Xpedite Common Stock, have entered into individual stockholder agreements with Premiere pursuant to which each of them has agreed to vote his or its shares, among other things, in favor of the Merger.

Premiere Technologies, Inc. is a leading provider of integrated personal communications services including mobile communications, integrated messaging and Internet-based services to individuals and corporations. As a pioneer in computer telephony, Premiere is an integrator of traditional telecom systems and services with Internet-related technologies. Premiere's highly flexible, scaleable platform and massive frame-relay network for digital voice and data transmission provide the infrastructure for Premiere to connect millions of subscribers around the world to its various service offerings. Premiere currently markets its products under the names Premiere WorldLink and Orchestrate along with the many services offered through recently acquired Voice-Tel and VoiceCom. Premiere licenses its platform technologies to other telecommunications companies and to large corporations. Premiere Technologies, founded in 1991, is based in Atlanta.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such

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forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Premiere's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in Premiere's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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